Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
MTS Systems Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-172136, 333-172137, 333-187287, and 333-211902) on Form S-8 and the registration statement (No. 333-211901) on Form S-3 of MTS Systems Corporation of our report dated June 7, 2016, with respect to the consolidated balance sheets of PCB Group, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, which report appears in the Current Report on Form 8-K/A of MTS Systems Corporation dated August 5, 2016.

(signed) KPMG LLP

Minneapolis, Minnesota
August 5, 2016